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                                  EXHIBIT 99.1

MCM CAPITAL GROUP, INC. COMPLETES ACQUISITION OF WEST CAPITAL FINANCIAL SERVICES CORP.

MANAGEMENT TEAM TO BE LED BY WEST CAPITAL'S CARL C. GREGORY, III

PHOENIX, ARIZONA; MAY 23, 2000

MCM Capital Group, Inc. (NASDAQ: MCMC) announced today that, through a subsidiary, it has completed the acquisition of certain operating assets of West Capital Financial Services Corp. ("West Capital") in exchange for 375,000 shares of MCM Capital Group, Inc.'s ("MCMC") common stock and the assumption by the subsidiary of certain operating liabilities of West Capital. MCMC will guarantee certain obligations of the subsidiary in connection with the acquisition. In connection with the transaction, employees of West Capital have been offered employment. MCMC has also acquired certain distressed consumer receivables from a trust formed by a bankruptcy remote special purpose subsidiary of West Capital in exchange for 25,000 shares of MCMC's common stock and certain other consideration. In addition, a separate subsidiary of MCMC has been appointed successor servicer to West Capital for a securitized pool of distressed consumer receivables.

The "new" MCMC will be headquartered in San Diego, California and have approximately 700 employees in its three locations. During 1999, the combined collections from distressed consumer receivables was $68.9 million from the two companies from receivables with an approximate face value at the end of 1999 of $4.1 billion.

In conjunction with the transaction, the Board of Directors of MCMC expects to elect West Capital's Carl C. Gregory, III as President and Chief Executive Officer of the Company. Gregory joined West Capital as an independent director in the Fall of 1996 and became Chairman and Chief Executive Officer in February, 1997. Prior to joining West Capital, he spent four years as Chairman, President and CEO of MIP Properties, Inc., a real estate investment trust, which was sponsored by Weyerhaeuser Company and was publicly traded until its acquisition. Previously, he was President of American Western Realty Company, a Los Angeles based real estate investment banking firm. Gregory is also a director of Apex Mortgage Capital Inc. and Pacific Gulf Properties Inc. Gregory will replace Robert E. Koe, who resigned as Chief Executive Officer and a Director of MCMC.

Commenting on the transaction, Eric D. Kogan, Chairman of the Board of Directors of MCMC, said: "The West Capital acquisition will enhance MCMC's position as a leader in the acquisition and collection of distressed consumer receivables. The 'new' MCMC will have an improved technology platform, significant operating leverage, opportunities for improved access to capital, and a strengthened management team. We look forward to working with Carl in our continued effort to create the leading company in our industry. We thank Bob for his contributions to MCMC during this critical time and wish him well in his future endeavors."

Gregory added: "In electing me to this position, the Board asked me to build shareholder value. I will do that in partnership with the best management team in the industry. I believe success is


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achieved by ethically, legally and diligently applying the best intellectual, analytical and technological tools available. I am looking forward to reporting back to the shareholders as we make progress."

In a separate announcement released today, MCMC reported first quarter 2000 results.

MCMC acquires and collects distressed consumer receivables.

Notes to Follow

NOTES TO PRESS RELEASE

(1) There can be no assurance that the assets and operations of West Capital Financial Services Corp. ("West Capital") will be successfully integrated with the operations of MCM Capital Group, Inc. (the "Company") and its subsidiaries.

(2) The closing price of the Company's common stock on May 22, 2000, the last full trading day prior to this announcement, was $1 11/16 per share.

(3) The statements in this press release that are not historical facts, including most importantly, those statements preceded by, or that include the words "may", "believes", "projects", "expects", "anticipates" or the negation thereof, or similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). These statements may include, but are not limited to, projections of revenues, income or loss, estimates of capital expenditures, plans for future operations, products or services, and financing needs or plans, as well as assumptions relating to those matters. For all "forward-looking statements" the Company claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could affect the Company's results and cause them to materially differ from those contained in the forward-looking statements include: the Company's ability to maintain existing, and secure additional, financing; the Company's ability to maintain sufficient liquidity to operate the Company's business including our ability to meet the liquidity covenant of our securitization and warehouse transactions and to obtain new capital to enable the Company to reinstitute receivable purchases; the Company's continued servicing of the receivables in the Company's securitization transactions and warehouse facility; the Company's ability to recover sufficient amounts on or with respect to receivables to fund operations (including from sellers of non-conforming receivables portfolios); the Company's ability to hire and retain qualified personnel to recover the Company's receivables efficiently; changes in, or failure to comply with, government regulations; the Company's ability to successfully integrate the assets and operations of West Capital Financial Services Corp; the costs, uncertainties and other effects of legal and administrative proceedings; and risk factors and cautionary statements made in the Company's Annual Report on Form 10-K for the period ended December 31, 1999.


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Forward-looking statements speak only as of the date the statement was made.
They are inherently subject to risks and uncertainties, some of which the Company cannot predict or quantify. Future events and actual results could differ materially from the forward-looking statements. The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, whether as the result of new information, future events or for any other reason. In addition, it is the Company's policy generally not to make any specific projections as to future earnings, and the Company does not endorse any projections regarding future performance that may be made by third parties.

Contact:

MCM Capital Group, Inc.
Eric D. Kogan, Chairman of the Board of Directors
(212) 451-3075







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